UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)
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Digi International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT
HOW TO VOTE
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
COMPENSATION OF DIRECTORS
RELATED PERSON TRANSACTION APPROVAL POLICY
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATIONSHIP WITH AND APPOINTMENT OF
ADDITIONAL MATTERS

DIGI INTERNATIONAL INC.
11001 Bren Road East
Minnetonka, Minnesota 55343
952/912-3444
December 5, 2008
Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders to be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, on Monday, January 26, 2009.
     The Secretary’s Notice of Annual Meeting and the Proxy Statement which follow describe the matters to come before the meeting. We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the Annual Meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.
Sincerely,
Joseph T. Dunsmore
Chairman of the Board

DIGI INTERNATIONAL INC.
Notice of Annual Meeting of Stockholders
to be held on
January 26, 2009
     The Annual Meeting of Stockholders of Digi International Inc. will be held at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, at 3:30 p.m., Central Standard Time, on Monday, January 26, 2009, for the following purposes:
     1. To elect two directors for a three-year term.
     2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending September 30, 2009.
     3. To transact such other business as may properly be brought before the meeting.
     The Board of Directors has fixed November 28, 2008 as the record date for the meeting, and only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.
     Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please mark, date and sign the enclosed proxy and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the meeting and revoke the proxy.
By Order of the Board of Directors,
James E. Nicholson
Secretary
Minnetonka, Minnesota
December 5, 2008

PROXY STATEMENT
GENERAL INFORMATION
     The enclosed proxy is being solicited by the Board of Directors of Digi International Inc., a Delaware corporation (“Digi,” “we,” “us” or “our”), for use in connection with the Annual Meeting of Stockholders to be held on Monday, January 26, 2009, at the Minneapolis Marriott Southwest, 5801 Opus Parkway, Minnetonka, Minnesota, commencing at 3:30 p.m., Central Standard Time, and at any adjournments thereof. Only stockholders of record at the close of business on November 28, 2008 will be entitled to vote at such meeting or adjournments.
     The address of our principal executive office is 11001 Bren Road East, Minnetonka, Minnesota 55343 and our telephone number is (952) 912-3444. The mailing of this Proxy Statement and form of proxy to stockholders will commence on or about December 12, 2008.
     Stockholder proposals intended to be presented at the 2010 Annual Meeting of Stockholders must be received by us at our principal executive office no later than August 8, 2009, for inclusion in the Proxy Statement for that meeting. Any other stockholder proposals for our 2010 Annual Meeting of Stockholders must be received by us at our principal executive office not less than 60 days prior to the date fixed for such annual meeting, unless we give less than 75 days’ prior public disclosure of the date of the meeting, in which case we must receive notice from the stockholder not later than the close of business on the fifteenth day following the day on which we make such public disclosure. With respect to the proposal to conduct any proper business other than the nomination and election of directors, the notice must set forth certain information concerning such proposal, including: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the stockholder proposing such business; (iii) a description of all securities or contracts, with a value derived in whole or in part from the value of any shares of our company, held by or to which the stockholder is a party; (iv) a description of any material interest of the stockholder in such business; and (v) a representation that the stockholder will appear at the meeting to make the proposal.
     Under our Bylaws, nominations of persons for election as a director at any meeting of stockholders must be made pursuant to timely notice in writing to our President. To be timely, a stockholder’s notice must be delivered to, or mailed to and received at, our principal executive offices not less than 60 days prior to the date fixed for the meeting, unless we give less than 75 days’ prior public disclosure of the date of the meeting, in which case we must receive notice from the stockholder not later than the close of business on the fifteenth day following the day on which we make such public disclosure. The notice must include: (i) all information about the nominee(s) which may be required to be provided in any proxy or information statement pursuant to the Securities Exchange Act of 1934 and rules promulgated thereunder, as amended; (ii) a statement signed by the nominee consenting to the nomination and agreeing to serve as a director if elected; (iii) appropriate evidence that the person submitting the nomination is a stockholder in our company; (iv) a description of all securities or contracts, with a value derived in whole or in part from the value of any shares of our company, held by or to which the person submitting the nomination is a party; (v) a description of any material relationships, including financial transactions and compensation between the stockholder and the proposed nominee(s); and (vi) a representation that the person submitting the nomination will appear at the meeting to nominate the person or persons specified in the submission. A notice will not be deemed to be submitted until all of the required information has been received by our company.
     We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mails, certain of our directors, officers and employees may solicit proxies by telephone, telegram or personal contact, and have requested brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.
     A plurality of the votes of our outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for approval of the proposal to ratify the appointment of auditors. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the meeting. However, shares of a stockholder who abstains, withholds authority to vote for the election of directors or does not otherwise vote in person or by proxy (including broker non-votes) will not be counted for the election of directors or approval of the proposal.

     Our Common Stock, par value $.01 per share, is our only authorized and issued voting security. At the close of business on November 28, 2008, there were 25,383,253 shares of Common Stock outstanding, each of which is entitled to one vote. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.
HOW TO VOTE
     Your vote is important. We encourage you to vote promptly. Internet and telephone voting is available through 12:00 p.m. Central Time on Friday January 23, 2009. You may vote in one of the following ways:
     By Telephone. If you are located in the United States or Canada, you can vote your shares by calling the toll-free telephone number on your proxy card or in the instructions that accompany your proxy materials. You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card or your voting instruction form.
     By Internet. You can also vote your shares by the Internet. Your proxy card indicates the Web site you may access for Internet voting. You may vote by the Internet 24 hours a day. As with telephone voting, you will be able to confirm that the system has properly recorded your votes. If you hold your shares in street name, please follow the Internet voting instructions that accompany your proxy materials. You may incur telephone and Internet access charges if you vote by the Internet. If you vote by the Internet, you do not need to return your proxy card or your voting instruction form.
     By Mail. If you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, you can vote by completing and mailing the voting instruction form.
     At the Meeting. The way you vote your shares now will not limit your right to change your vote at the meeting if you attend in person. If you hold your shares in street name, you must obtain a proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.
     All shares that have been properly voted and not revoked will be voted as you have directed at the meeting. If you sign and return your proxy card without any voting instructions, your shares will be voted as the Board of Directors recommends.
     Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our corporate secretary at our executive offices before the meeting, or at the meeting, (2) submit a timely later-dated proxy (or voting instruction form if you hold shares in street name), (3) provide timely subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
     The following table sets forth the beneficial ownership of our Common Stock, as of November 28, 2008, by each of our directors or nominees for director, by each of our executive officers named in the Summary Compensation Table herein, by all directors, nominees and executive officers as a group, and by each stockholder who is known by us to own beneficially more than 5% of our outstanding Common Stock.

			Percentage
	Amount and Nature of		Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership (1)		Shares
Directors, nominees and executive officers:
Joseph T. Dunsmore	580,929	(2)	2.24%
Lawrence A. Kraft	148,687	(3)	*
Subramanian Krishnan	313,563	(4)	1.22%
Joel K. Young	201,508	(5)	*
Guy C. Jackson	101,318	(6)	*
Kenneth E. Millard	37,818	(7)	*
Ahmed Nawaz	140,652	(8)	*
William N. Priesmeyer	55,568	(9)	*
Bradley J. Williams	165,283	(10)	*

All directors, nominees and executive officers as a group (9 persons)	1,745,326	(11)	6.49%

Other beneficial owners:
Barclays Global Investors, NA.	1,450,864	(12)	5.72%
45 Fremont Street San Francisco, CA 94105
Dimensional Fund Advisors LP	1,902,156	(13)	7.49%
1299 Ocean Avenue Santa Monica, CA 90401
Royce & Associates, LLC	2,834,544	(14)	11.17%
1414 Avenue of the Americas New York, NY 10019
John P. Schinas	1,288,082	(15)	5.07%
6214 Pasadena Point Blvd. Gulfport, FL 33707
Riverbridge Partners LLC	1,329,745	(16)	5.24%
801 Nicollet Mall, Suite 600 Minneapolis, MN 55402

*	Less than one percent.

(1)	Unless otherwise indicated in footnote below, (i) the listed beneficial owner has sole voting power and investment power with respect to such shares, and (ii) no director or executive officer has pledged as security any shares shown as beneficially owned.

(2)	Includes 569,375 shares covered by options which are exercisable within 60 days of the record date.

(3)	Includes 148,687 shares covered by options which are exercisable within 60 days of the record date.

(4)	Includes 294,583 shares covered by options which are exercisable within 60 days of the record date.

(5)	Includes 199,979 shares covered by options which are exercisable within 60 days of the record date.

(6)	Includes 96,318 shares covered by options which are exercisable within 60 days of the record date.

(7)	Includes 37,818 shares covered by options which are exercisable within 60 days of the record date.

(8)	Includes 40,652 shares covered by options which are exercisable within 60 days of the record date.

(9)	Includes 52,568 shares covered by options which are exercisable within 60 days of the record date.

(10)	Includes 80,818 shares covered by options which are exercisable within 60 days of the record date.

(11)	Includes 308,174 shares covered by options which are exercisable within 60 days of the record date held by five non-employee directors and 1,212,624 shares covered by options which are exercisable within 60 days of the record date held by four executive officers.

(12)	Includes shares owned through affiliates of Barclays Global Investors, NA. Based on the information contained in a Schedule 13G filed with the SEC on February 5, 2008 reflecting the stockholder’s beneficial ownership as of December 31, 2007. Barclays Global Investors, NA had sole voting power over 1,126,936 shares and sole investment power over 1,450,864 shares.

(13)	Based on the information contained in a Schedule 13G, amendment #1, filed with the SEC on February 6, 2008 reflecting the stockholder’s beneficial ownership as of December 31, 2007.

(14)	Based on the information contained in a Schedule 13G, amendment #6, filed with the SEC on June 6, 2008 reflecting the stockholder’s beneficial ownership as of May 31, 2008.

(15)	Based on the information contained in a Schedule 13G, amendment #17, filed with the SEC on February 14, 2008 reflecting the stockholder’s beneficial ownership as of December 31, 2007.

(16)	Based on the information contained in Schedule 13G filed with the SEC on February 4, 2008 reflecting the stockholder’s beneficial ownership as of December 31, 2007. Riverbridge Partners had sole voting power over 1,322,180 shares, shared voting power with respect to 5,000 shares, and sole investment power over 1,329,745 shares.

ELECTION OF DIRECTORS
     Our business is managed by or under the direction of a Board of Directors with a number of directors, not less than three, fixed from time to time by the Board of Directors. The Board is divided into three classes as nearly equal in number as possible, and directors of one class are elected each year for a term of three years. Each class consists of at least one director. The Board of Directors has fixed at two the number of directors to be elected to the Board at the 2009 Annual Meeting of Stockholders. The Nominating and Governance Committee has nominated Messrs. Millard and Priesmeyer to stand for election for a three-year term. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees named below.
     Each of the nominees named below is currently a director of our company, and each has indicated a willingness to serve as a director. The Nominating and Governance Committee of the Board of Directors selected each of the nominees named below. In case any nominee is not a candidate for any reason, the proxies named in the enclosed form of proxy may vote for a substitute nominee selected by the Nominating and Governance Committee.
     Following is certain information regarding the nominees for the office of director and the current directors whose terms expire after the 2009 Annual Meeting:
Nominees for Term Expiring in 2012:
Kenneth E. Millard, age 62
     Mr. Millard has been a member of our Board of Directors since October 1999. Mr. Millard was Chairman, Chief Executive Officer, President and a director of Telular Corporation, a telecommunications company, until February 2005, after serving as President and Chief Executive officer since April 1996 and Chairman since 2001. Prior to that, Mr. Millard was the President and Chief Operating Officer of Oncor Communications, a telecommunications company, from February 1992 to January 1996. Prior to that, he held various executive management positions at Ameritech Corporation and worked as an attorney for AT&T and Wisconsin Bell. Mr. Millard serves as chairman and a director of Dascom Systems Group LLC, a private corporation, and director of Aegismobility Inc., a private corporation.
William N. Priesmeyer, age 63
     Mr. Priesmeyer has been a member of our Board of Directors since November 2005. He has been the Chief Executive Officer of Cymbet Corporation, a manufacturer of thin film energy cells for the semiconductor industry, since November 2001. Mr. Priesmeyer served as Senior Vice President and Chief Financial Officer of Jostens Inc., a producer of educational products, from August 1997 to June 2001. Prior to that, he held Chief Financial Officer positions at Waldorf Corporation, DataCard Corporation and Onan Corporation and was a Vice President at The Pillsbury Company. Mr. Priesmeyer began his career at Xerox Corporation.
Directors Whose Terms Expire in 2011:
Joseph T. Dunsmore, age 50
     Mr. Dunsmore joined our company in October 1999 as President and Chief Executive Officer and a member of the Board of Directors and was elected Chairman of the Board in May 2000. Prior to joining us, Mr. Dunsmore had been Vice President of Access for Lucent Microelectronics, a telecommunications company now known as Agere Systems Inc., since June 1999. From October 1998 to June 1999, he acted as an independent consultant to various high technology companies. From February 1998 to October 1998, Mr. Dunsmore was Chief Executive Officer of NetFax, Inc., a telecommunications company. From October 1995 to February 1998, he held executive management positions at US Robotics and then at 3COM after 3COM acquired US Robotics in June 1997. Prior to that, Mr. Dunsmore held various marketing management positions at AT&T Paradyne Corporation from May 1983 to October 1995. Mr. Dunsmore also serves as a director of Analysts International Corporation.
Bradley J. Williams, age 48
     Mr. Williams has been a member of our Board of Directors since June 2001. Since April 2008, Mr. Williams has been the President of Doextra Corporation, a value-added reseller of Customer Relationship Management (CRM) software. From February 2007 to April 2008, Mr. Williams served as the Vice President of Sales for Doextra Corporation. From October 2005 to February 2007, Mr. Williams was the President of Catalyst Resources, L.C., a management consulting firm specializing in business development for entrepreneurs and small business owners. Prior to that, Mr. Williams was the Vice President of Sales for On Demand Technologies, a provider of technology driven communications products, from February 2004 to October 2005. Mr. Williams was the President of Relationship Marketing, Inc., a provider of marketing communications solutions, from August 2003 to February 2004 and he previously served as Executive Vice President, Sales of Relationship Marketing commencing June 2002. In January 2000, Mr. Williams co-founded Raviant Networks, Inc., a provider of comprehensive software solutions and professional services to the telecommunications industry, where he served as its Chief Operating Officer from April 2000 until June 2002. He also served as a director of Raviant from April 2000 to August 2002. From August 1996 to December 1999, Mr. Williams worked for Integrated Network Solutions, a value-added reseller of hardware, software and network services, where he started a telecommunications consulting division that was eventually spun off as Raviant Networks.
Directors Whose Terms Expire in 2010:
Guy C. Jackson, age 66
     Mr. Jackson has been a member of our Board of Directors since November 2003. In June 2003, Mr. Jackson retired from the accounting firm of Ernst & Young LLP after 35 years with the firm and one of its predecessors, Arthur Young & Company. During his career, he served as the audit partner on numerous public companies in Ernst & Young’s New York and Minneapolis Offices. Mr. Jackson also serves as a director and chair of the audit committees of Cyberonics, Inc., EpiCept Corporation, Life Time Fitness, Inc. and Urologix, Inc.
Ahmed Nawaz, age 59
     Mr. Nawaz has been a member of our Board of Directors since October 2006. Since November 2006, Mr. Nawaz has been the Executive Vice President for the Wireless Solutions Division of Spansion Inc. Mr. Nawaz was a management consultant from January 2006 to November 2006. Prior to that, Mr. Nawaz was Executive Vice President, Worldwide Sales, of Agere Systems Inc. a provider of integrated circuit solutions, from March 2001 to December 2005. Mr. Nawaz was President of Worldwide Sales, Strategy and Business Development, from April 2000 to March 2001, and President, Integrated Circuits Division, from June 1998 to April 2000, of Lucent’s Microelectronics and Communications Technologies Group. He joined AT&T in 1992 and moved to Lucent following its spin-off from AT&T in 1996. Mr. Nawaz was Vice President of Lucent’s Network Communications business unit from January 1996 to July 1998. While at AT&T, he was Vice President of the Applications business unit from 1994 to 1995. Prior to joining AT&T, Mr. Nawaz was at Texas Instruments, where he was responsible for the personal computer business unit from 1990 to 1992 and also held various marketing and product management positions.
Director Independence
     None of the directors is related to any other director or to any executive officer of our company. The Board of Directors has determined that Messrs. Jackson, Millard, Nawaz, Priesmeyer and Williams, who constitute a majority of the Board of Directors, are “independent” as defined in the applicable listing standards of the Nasdaq Stock Market (“Nasdaq”). In making the independence determinations, our Board of Directors considered the following relationship: Mr. Nawaz, who has served as a director of our company since October 2006, is Executive Vice President of Spansion Inc.’s Wireless Solutions Division. During fiscal 2008 Digi purchased less than $40,000 of Spansion components exclusively through independent third party distributors in the ordinary course of business. Mr. Nawaz’s responsibilities at Spansion are unrelated to sales of products to distributors.
Committees of the Board of Directors and Meeting Attendance
     The Board of Directors met eleven times during fiscal 2008. All directors attended at least 75% of the meetings of the Board and of the Committees on which they served during fiscal 2008. We have an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Following is a description of the functions performed by each of these Committees.
Audit Committee
     Our Audit Committee presently consists of Messrs. Jackson (Chairman), Millard and Priesmeyer. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable Nasdaq listing standards and regulations of the SEC and all members are financially literate as required by the applicable Nasdaq listing standards. In addition, the Board of Directors has determined that Messrs. Jackson, Millard and Priesmeyer have the financial experience required by the applicable Nasdaq listing standards and that each is an “audit committee financial expert” as defined by applicable regulations of the SEC.

The Audit Committee oversees our accounting, internal controls and financial reporting process by, among other things, taking action to oversee the independence of and annual audit by the independent registered public accounting firm and selecting and appointing the independent registered public accounting firm. The Audit Committee met ten times during fiscal 2008. As discussed below under the “Related Person Transaction Approval Policy”, the Audit Committee is also responsible for the receiving and approval or ratifications of transactions under our Related Person Transaction Approval Policy. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, a copy of which is available on the Investor Relations section of our website, www.digi.com. The Audit Committee reviews the Audit Committee Charter annually and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect changing circumstances and requirements.
Compensation Committee
     We have a Compensation Committee presently consisting of Messrs. Millard (Chairman), Jackson and Williams. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Compensation Committee determines the compensation of the Chief Executive Officer and all other executive officers. With respect to employees other than executive officers, the Compensation Committee oversees general compensation policies and reviews the annual incentive compensation structure. The Compensation Committee also oversees our benefit plans and administers the Digi International Inc. Stock Option Plan, the Digi International Inc. Non-Officer Stock Option Plan, the Digi International Inc. Employee Stock Purchase Plan and the Digi International Inc. 2000 Omnibus Stock Plan. The Compensation Committee met nine times during fiscal 2008. The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter, a copy of which is available on the Investor Relations Section of our website, www.digi.com. The Compensation Committee reviews the Compensation Committee Charter annually and may recommend to the Board of Directors revisions to the Compensation Committee Charter to reflect changing circumstances and requirements. The processes and procedures used by the Compensation Committee for considering and determining executive and director compensation are described below under “Executive Compensation — Compensation Discussion and Analysis” on pages 9 through 21.
Nominating and Governance Committee
     We have a Nominating and Governance Committee, presently consisting of Messrs. Williams (Chairman), Nawaz and Priesmeyer. The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Nominating and Governance Committee selects candidates as nominees for election as directors. The Nominating and Governance Committee met six times during fiscal 2008. The responsibilities of the Nominating and Governance Committee are set forth in the Nominating and Governance Committee Charter, a copy of which is available on the Investor Relations Section of our website, www.digi.com. The Nominating and Governance Committee reviews the Nominating and Governance Committee Charter annually and may recommend to the Board of Directors revisions to the Nominating and Governance Committee Charter to reflect changing circumstances and requirements.
Director Nominee Selection Process and Criteria
     The Nominating and Governance Committee generally identifies director candidates based upon suggestions from current directors and senior management, recommendations by shareholders and/or use of a director search firm. Stockholders who wish to suggest qualified candidates should write to: Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Chairman, Nominating and Governance Committee. All recommendations should state in detail the qualification of such persons for consideration by the Committee and should be accompanied by an indication of the person’s willingness to serve. The Nominating and Governance Committee will consider candidates recommended by stockholders in the same manner that it considers all director candidates.
     Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. The Nominating and Governance Committee will consider, at a minimum, the following factors in nominating existing and potential new members of the Board of Directors, in addition to other factors it deems appropriate based on the current needs and desires of the Board of Directors:
•	demonstrated character and integrity, an inquiring mind, experience at a strategy/policy setting level, sufficient time to devote to our affairs, and high-level managerial experience;

•	whether the member/potential member is subject to a potentially disqualifying factor, such as, relationships with competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence;

•	whether the member/potential member assists in achieving a mix of members on the Board of Directors that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member/potential member has general and strategic business management experience and financial experience with companies of a similar size that operate in the same general industry as us;

•	whether the member/potential member, by virtue of particular experience, technical expertise, or specialized skills, will add specific value as a member of the Board of Directors; and

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his/her service.
Stockholder Communications with the Board of Directors
     Stockholders may communicate with the Board of Directors by addressing correspondence to Digi International Inc., 11001 Bren Road East, Minnetonka, MN 55343, Attention: Lead Director. Mr. Millard currently serves as the Lead Director. All such communications will be forwarded directly to the Chairman. The Chairman will forward communications directed at particular members of the Board of Directors directly to the particular members. Communications directed to the Board of Directors in general will be handled by the Lead Director.
     We do not have a policy regarding attendance of members of the Board of Directors at annual meetings of our stockholders. One director attended the January 2008 Annual Meeting of Stockholders.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee is comprised entirely of independent, outside directors. None of our employees serve on the Committee. The Committee members have no interlocking relationships as defined by the SEC.
Report of the Audit Committee
     The role of our Audit Committee, which is composed of three independent non-employee directors, is one of oversight of our management and our independent registered public accounting firm in regard to our financial reporting and our internal controls respecting accounting and financial reporting. The Audit Committee also considers and pre-approves any non-audit services provided by our independent registered public accounting firm to ensure that no prohibited non-audit services are provided by the independent registered public accounting firm and that the independent registered public accounting firm’s independence is not compromised. In performing its oversight function, the Audit Committee relies upon advice and information received in its discussions with our management and independent registered public accounting firm.
     The Audit Committee has (i) reviewed and discussed our audited consolidated financial statements for the fiscal year ended September 30, 2008 with our management; (ii) discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as amended, regarding communication with audit committees; and (iii) received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.
     Based on the review and discussions with management and our independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for filing with the SEC.
Guy C. Jackson (Chairman)
Kenneth E. Millard
William N. Priesmeyer

Audit and Non-Audit Fees
     The following table presents fees for fiscal 2008 and 2007 for professional audit services performed by PricewaterhouseCoopers for the audit of our annual consolidated financial statements, the review of our interim consolidated financial statements for each quarter in fiscal 2008 and 2007 and all other services performed:

	Year Ended September 30,
	2008	2007
Audit Fees	$660,285	$570,061
Audit-Related Fees	—	—
Tax Fees (1)	30,000	32,500
All Other Fees	—	—

Total	$690,285	$602,561

(1)	Tax Fees in fiscal 2008 consisted of fees related to transfer pricing and in fiscal 2007 consisted primarily of fees associated with extraterritorial tax exclusions.
     The Audit Committee pre-approved all of the services described above pursuant to engagements that occurred in fiscal 2008 and 2007. The Audit Committee has determined that the provision of the above non-audit services was compatible with maintaining the independence of our independent registered public accounting firm.
     The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and each recurring permissible non-audit service to be provided by the independent registered public accounting firm during the fiscal year. In addition, the Audit Committee may pre-approve other non-audit services during the year on a case-by-case basis, and delegates authority to grant such pre-approvals during the year between Audit Committee meetings to the Audit Committee Chairman. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the independent registered public accounting firm’s independence.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
     The goal of our compensation program for our four executives identified on the Summary Compensation Table on page 21 (whom we refer to as our Named Executives elsewhere) is the same as our goal for operating our company—to foster profitable growth and create long-term value for our shareholders. We believe that the ability, performance and commitment of our executives are essential factors contributing to the quality of leadership that drives our shareholder value. We have designed and implemented a “pay-for-performance” compensation program that rewards sustained financial and operating performance and the creation of shareholder value, that aligns the interests of our Named Executives with those of our shareholders and that supports retention goals. We believe that these same attributes will also serve to attract qualified executive talent as necessary.
     Our compensation elements are designed to simultaneously fulfill one or more of our performance, alignment, attraction and retention objectives. These elements consist of base salary, annual and quarterly cash incentive and equity incentive compensation. In determining the mix of compensation for each executive, we place less emphasis on base salary and greater emphasis on the opportunity for cash incentive compensation contingent upon quarterly and annual operating results and long-term equity compensation which grows in value only if the stock price increases over the term of the award.
     Our Compensation Committee, which is composed of three independent, non-employee directors, discharges our board of directors’ responsibilities with respect to all forms of compensation for our executive officers as well as general oversight of our compensation plans. The Compensation Committee has the authority to retain outside counsel, experts and other advisors as it determines appropriate to assist it in the performance of its functions.
     The purpose of this discussion and analysis is to summarize the compensation objectives, decision-making process, specific program elements and factors we considered in making decisions about executive compensation during fiscal 2008.

Compensation Objectives
  Performance
     Key elements of compensation that depend in part upon the performance of the Named Executive and our performance include:
•	Annual and quarterly cash incentives that are based on performance against pre-determined quantitative objectives; achievement of these objectives is dependent upon our overall performance against elements of the board-approved business plan for the year. The objectives include quarterly and annual revenue (net sales) and earnings before taxes, depreciation and amortization (EBTDA) goals, both of which are calculated on an “organic” basis that excludes the impact of acquisitions completed during the year. Objectives also include individual goals (e.g. design wins) and goals for completed acquisitions that meet certain parameters for projected revenues and projected gross margin.

•	Equity incentive compensation in the form of stock options, the value of which is ultimately contingent upon the performance of Digi’s share price and which are subject to vesting schedules that require continued service with us (see further discussion below under the heading “Attraction and Retention”).
     Base salary is designed to be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness, and thus has a performance component. Base salary is also designed to be competitive in relation to comparable benchmarks. Our other elements of compensation focus on motivating and challenging the executive to achieve superior, longer-term results.
  Alignment
     We seek to align the interests of the Named Executives with those of our investors.
     Key elements of compensation that align the interests of the Named Executives with shareholders include:
•	Annual and quarterly cash incentives as described earlier that compensate the executive for the achievement of key financial and strategic goals which we believe closely correlate to creating shareholder value.

•	Equity incentive compensation in the form of stock options, where the total value of those awards is based on stock price appreciation subsequent to the date of grant.
  Attraction and Retention
     The four Named Executives collectively have 31 years of combined service with us and have been together as a team for nearly six years, during which time we experienced substantial increases in revenues and operating profitability, as measured by earnings before taxes, depreciation and amortization, or EBTDA, and stock price appreciation. We attempt to retain our executives by using long-term, stock appreciation-based incentives as a significant determinant of the total compensation opportunity. We utilize stock options with extended four-year vesting as the long-term, stock appreciation-based element of total compensation.
     To a lesser extent, the annual cash incentive program supports the retention objective as it is designed to pay out only if the executive remains with us for the full year unless the executive is terminated without cause during the year. In that event, a pro-rated annual bonus is earned based on number of months of service during the year and our actual financial performance against plan.
     Our severance arrangements and change in control option acceleration for Named Executives are likewise designed primarily to help achieve the goal of retaining executives by providing contractual arrangements that address the consequences of a change in control and thereby eliminating some of the uncertainty of such an event.
Compensation Determination Process
     We use a variety of compensation elements to achieve our compensation objectives, currently consisting of base salary, annual and quarterly cash incentives and long-term equity incentive awards. The Compensation Committee does not use a specific formula to set compensation elements under each component, but instead attempts to achieve the appropriate balance between short-term cash compensation and long-term equity compensation and to reflect the level of responsibility of the executive officer. The factors the Compensation Committee considers when determining each compensation element include, but are not limited to, the following:

•	the executive’s current total compensation and the appropriate portion of the total compensation that should be performance-based;

•	the executive’s performance;

•	the qualifications of the executive and his potential for development and performance in the future;

•	compensation levels of comparable jobs at companies in our broad technology industry category with comparable annual revenues, and compensation of each executive officer relative to that of our other executive officers other than our Chief Executive Officer;

•	the strategic goals and responsibilities for which the executive has responsibility; and

•	the recommendations of the Chief Executive Officer (except with respect to his own compensation).
     The Compensation Committee reviews the overall executive compensation program and specific compensation elements each year in the period of September through November. The Compensation Committee begins this review process by determining the total cash compensation to be paid to an executive based on the factors listed above along with a review of the executive pay levels for comparable jobs as described below. For fiscal 2009, the Committee considered the compensation data for a small group of peer companies selected the previous year by Pearl Meyer & Partners, our compensation consultant, as discussed more fully below, in addition to the compensation data of companies in our broad technology industry category with comparable annual revenues to determine executive pay levels for comparable jobs.
     After total cash compensation has been determined, our Compensation Committee determines the appropriate mix of base salary and performance-based compensation for each executive using the factors listed above. It has been the practice of the Compensation Committee to assign a higher percentage of total cash compensation targets to performance-based cash compensation than base salaries, a practice generally not found in the companies to which our compensation is compared. Consequently, the Named Executives have base salaries that are generally below the median relative to comparable companies, while having cash incentive opportunities which, if earned, would generally result in actual total cash compensation above the median. When the compensation of a particular executive is out of alignment with these principles, it is the Committee’s practice to bring compensation into alignment over time.
     From the standpoint of cash incentive compensation, the Compensation Committee regards the executive management as a team, with common goals, and consequently has a practice of compensating them based largely on performance against these common goals, measured by revenues, EBTDA and acquisitions.
     The Compensation Committee awards stock options based on the same principles of market comparisons of total compensation including long-term incentives combined with the remaining factors listed above.
     In connection with the compensation applicable to our 2008 fiscal year for executives, the Compensation Committee reviewed the base salary, annual incentives and long-term equity incentive elements and levels for our executives after consideration of the report of Pearl Meyer & Partners, the compensation consulting firm engaged to provide a competitive assessment of our base salary, annual incentive and long-term incentive elements. As part of this study, Pearl Meyer & Partners compared our base salary, annual incentive and long-term incentive award elements against a peer group of publicly traded U.S. companies. These companies were selected on the basis of criteria selected by Pearl Meyer & Partners, namely strong technology industry/product similarity, revenues between $55 million and $480 million, and market capitalization between $110 million and $1 billion. Pearl Meyer & Partners also presented information comparing a large number of public technology companies in our broader industry, with revenues from $50 million to $200 million, whose compensation data were digested in compensation surveys. From this information, Pearl Meyer & Partners presented market composite data that reflected the average of the peer group and the survey group. The Compensation Committee considered this information, in addition to the factors described above, when determining that base salary, annual cash incentives and equity incentive awards were appropriate compensation elements and when setting the corresponding compensation levels to be paid to our executives for fiscal 2008.
     In connection with the compensation process for our Named Executives for fiscal 2009, our Compensation Committee reviewed a competitive assessment of the base salary, annual incentives and long-term equity incentive elements and levels for our executives. This assessment was compiled and presented by our Vice President of Human Resources. This assessment consisted of:

1.	A comparison of our compensation elements and levels against a peer group of comparable companies, as selected by Pearl Meyer & Partners during the previous year. The 2009 peer group is consistent with that of 2008, with the exception of Stratos International Inc. which was deleted for 2009. The peer group comparison data was obtained through our subscription to Equilar, a third party executive compensation benchmarking service. The peer group of comparable companies have revenues between $69 million and $607 million and market capitalization between $41 million and $2.6 billion. The peer group consisted of the following companies:

Acme Packet	C-Cor	Network Engines
Adaptec	Communications Systems	Network Equipment Tech
Adtran	Extreme Networks	Pctel
Avocent	Foundry Networks
2.	A comparison of our compensation elements and levels against a larger group of public technology companies in our broad industry category with median revenue of $177 million. The compensation data of these companies was reported by Radford and Associates, an independent third party compensation survey that the Company subscribes to.

3.	A comparison of our compensation elements and levels against a group of 18 comparable public companies. This group was compiled as another market benchmark data point as all of the companies within it were suggested by Pearl Meyer & Partners as reasonable alternate peer companies to consider adding to our primary peer group (based on their criteria for inclusion) in the event we wished to expand it. The comparison data for this group of companies was obtained through our subscription to Equilar, a third party executive compensation benchmarking service.

4.	The market composite of these individual comparisons.
     The Compensation Committee considered this information, in addition to the factors described above, when determining the compensation of our executives in fiscal 2009 in a manner consistent with the compensation philosophy discussed above.
  Equity Grant Practices
     The exercise price of each stock option awarded to our Named Executives and other employees under our equity incentive plans is the closing price of Digi stock on the date of grant, which, for executive officers, is the date of the November meeting of the Compensation Committee at which equity awards for senior executives are determined, following the public announcement of our year-end results. Equity awards for other employees are generally made at the same time, although awards for new hires and for promotions and other performance-related awards are also made during the course of the year. Board and Committee meetings are generally scheduled several months in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by us. We prohibit the repricing of stock options. Under our current practice, options awarded to our Named Executives include a provision for accelerated vesting upon a change in control
  Management Participation
     Members of executive management participate in the Compensation Committee’s meetings at the Committee’s request. Management’s role is to contribute input and analysis to the Committee’s discussions. Management does not participate in the final determination or recommendation of the amount or form of executive compensation, except that our Chief Executive Officer does participate in the final recommendation discussion, but not determination, of the amount and form of compensation to be paid to the other Named Executives.
  Use of Consultants
     From time to time, as noted above, the Compensation Committee uses outside compensation consultants to assist it in analyzing our compensation programs and determining appropriate levels of compensation and benefits. The decision to retain consultants and, if so, which consultants to retain, is made solely by the Compensation Committee.

Total Compensation Elements Used to Achieve Compensation Objectives
  Annual cash compensation
     Base salary. Base salaries need to be competitive to attract and retain key talent. Base salaries for our Named Executives depend on the scope of their responsibilities, their performance, and level of contribution to the business. Decisions regarding base salary increases also take into account the executive’s current salary and the amounts paid to the executive’s peers within and outside our company. Base salaries are reviewed annually. However, the base salaries of our Named Executives are not automatically increased annually. Rather, adjustments are approved by the Committee based upon changes in competitive market data and the other factors noted above, or for changes in responsibilities due to promotion. Base compensation also reflects the Committee’s compensation philosophy of favoring compensation that is contingent on the achievement of performance objectives and de-emphasizing fixed compensation in the form of base salaries as discussed above.
     Performance-Based Cash Incentives. This is the element of compensation paid in cash that rewards executive officers for their performance in achieving financial goals and other key measures that will create shareholder value, and it encompasses three components:
•	The financial objectives component provides the opportunity to receive quarterly and annual incentive payments depending on the degree to which we achieve quarterly and annual organic revenue and EBTDA goals, as well as additional financial goals such as our cash balance at fiscal year end (for Messrs. Dunsmore and Krishnan) and design win goals (for Mr. Kraft). Design wins are a leading indicator of future revenue streams, since our products are designed into customer products for future production. The maximum payout for the financial objectives component is expressed in terms of a percentage of a Named Executive’s base salary (ranging from 80% to 100%), and is allocated (on a 40%/60% basis) between quarterly payouts for achieving quarterly financial goals and an annual payout for achieving the annual financial goals. Threshold performance equal to 90% for fiscal 2008 and 80% for fiscal 2009 of a specified goal must be achieved for any payout to occur, and the payout for performance between the threshold and 100% level is ratably scaled.

EBTDA can be calculated from our audited financial statements by adding depreciation of property, equipment and improvements plus amortization of identifiable intangible assets and other assets, both of which are shown on our Consolidated Statements of Cash Flows, to income before income taxes, shown on our Consolidated Statements of Operations. Organic EBTDA is calculated by subtracting that portion of EBTDA pertaining to income before income taxes, depreciation, and identifiable intangible assets amortization for businesses acquired in the current fiscal year from the consolidated EBTDA.

•	The excess revenues component provides the opportunity to receive an additional annual incentive payment depending on the degree to which our annual organic revenue exceeds the annual organic revenue goal for the fiscal year, coupled with a requirement of incremental profitability to ensure the incentives will be self-funding. The excess revenues component payment can range from 2.5% to 50% of a Named Executive’s annual cash incentive (i.e., up to 50% of annual base salary for most of our Named Executives) depending on the degree to which organic revenues exceed the annual organic revenue goals.

•	The acquisition component provides the opportunity to receive an additional annual incentive payment depending on the degree to which we successfully completed, during the fiscal year, acquisitions meeting specified parameters for projected revenues with a multiplier for projected gross profit margin. The acquisition component for fiscal 2008 was designed to incent Named Executives to acquire businesses with projected gross profit margins above 60%. For fiscal 2008, the acquisition component payment could range from 5% to 75% of a Named Executive’s annual cash incentive (i.e., up to 75% of annual base salary for most of our Named Executives) depending on the first year projected revenues and gross profit margins (calculated before amortization of identifiable intangible assets for purchased and core technology) of any acquisitions completed during the year. For fiscal 2009, this component has been modified to include an explicit EBTDA (as calculated using the method described above) multiplier for acquisitions of services based businesses. This modification was designed to also incent executives to complete acquisitions of services based businesses with projected EBTDA above 25%. Projected annual revenues, gross profit margins or EBTDA would be prepared by management but subject to Board review and scrutiny in connection with the process of approving an acquisition.

     Collectively, the components of the performance-based cash incentive program provide an annual maximum cash incentive opportunity to the Named Executives of up to 225% of a Named Executive’s annual base salary. If performance does not reach the specified threshold level for any component, that component will not be paid.
     The Committee has structured the performance-based cash incentive program in this manner to link a significant portion of executive compensation to the achievement of key financial and strategic goals which we believe closely correlate to creating shareholder value. The excess revenues and acquisition components have been designed to benefit us by emphasizing accelerated revenue growth, both organic and external, while also maintaining a focus on incremental profitability.
     Annual incentives are paid annually following the release of our audited consolidated financial statements. Quarterly incentives are paid quarterly upon the release of our quarterly unaudited consolidated financial statements.
     Incentive targets and potential incentive amounts are determined by the Committee near the start of each fiscal year based upon elements of our board-approved business plan for that year and may include other objective measurements of quarterly or annual financial success as the Committee determines to approve, such as cash balance or design win goals. The Committee receives and considers the input of the Chief Executive Officer in regard to setting annual bonus incentives for the other Named Executives.
     From time to time, the Compensation Committee has also awarded discretionary cash bonuses based upon its assessment of an executive’s performance and contributions, and may do so in the future. No such discretionary bonuses were awarded for fiscal 2008.
     The base salaries paid and the annual incentive compensation awarded to the Named Executives in fiscal 2008 are discussed below and shown in the Summary Compensation Table on page 22.
  Equity awards
     As administered by the Compensation Committee our equity incentive compensation program is solely in the form of non-statutory stock options, although our stock incentive plans also authorize other forms of equity-based compensation. Stock option awards are made to our Named Executives annually and on other dates that correspond to the executive’s start date with us, promotions or, in rare cases, an extraordinary performance award. Stock options are awarded to recognize scope of responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the executive with those of our shareholders and retain the executives through the term of the awards. The amount of stock options granted in fiscal 2008 was based upon our overall strategic, operational and financial performance and the factors for performance based awards listed above and reflects the executives’ expected contributions to our future success. Existing ownership levels are generally not a factor in award determinations as we do not want to discourage executives from accumulating Digi stock; however, the Compensation Committee may take into consideration an executive’s previous option awards and approve larger awards to newer executives with fewer options by reason of their shorter tenure.
     Stock options have an exercise price equal to the closing sale price of a share of Digi common stock on the grant date. As a result, stock options only have value to the extent the price of Digi stock on the date of exercise exceeds the exercise price on grant date, and thus are an effective compensation element only if the stock price grows over the term of the award. For this reason the Committee believes that stock options are a motivational tool to drive shareholder value. Stock options granted in fiscal 2008 become exercisable over four years and have a ten-year term.
     Each of our Named Executives received grants of stock options in fiscal 2008. The stock options granted become exercisable as to one-fourth of the shares beginning one year after the grant date and in 36 monthly installments as to the remainder, and have a maximum ten-year term. We believe that this vesting schedule aids us in retaining executives and motivating longer-term performance. There are provisions for the acceleration of vesting upon the permanent disability or death of the executive. In addition, all options granted to our Named Executives in fiscal 2008 contain an acceleration provision upon a change in control.
     Stock options awarded to our Named Executives in fiscal 2008 and the value of such awards are discussed below and shown in the table of Grants of Plan-Based Awards in Fiscal 2008 on page 23.
  Other compensation
     We provide our Named Executives with perquisites and benefits that we believe are reasonable, competitive and consistent with our overall executive compensation program in order to attract and retain talented executives.

Our executives receive the same benefits that are available to all regular full-time employees with the sole addition of a supplemental life insurance policy. Named executives, along with other regular full-time employees, may be entitled to the use of company paid tickets to sporting events.
Compensation for the Named Executives in Fiscal 2008
     The specific compensation paid to each of the Named Executives for fiscal 2008 reflects our performance against key financial measurements established by the Compensation Committee at the beginning of the year. A more detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2008 Annual Report on Form 10-K filed with the SEC.
  Chief Executive Officer compensation
  Base Salary
     Mr. Dunsmore’s annual base salary for fiscal 2008 was set at $390,000, an increase of 4% over his fiscal 2007 base salary.
  Cash Incentive Compensation
     Mr. Dunsmore’s employment agreement dated September 27, 2006 fixed his annual cash incentive target at not less than 100% of his base salary. Mr. Dunsmore’s cash incentive target based on financial objectives was set by the Compensation Committee, at $390,000, with additional incentives described below for revenues in excess of plan and acquisitions.
     For fiscal 2008 Mr. Dunsmore’s cash incentive compensation was determined by performance against his financial and strategic goals as follows:
     FINANCIAL OBJECTIVES (based upon organic performance; minimum 90% achievement required; maximum potential payout of $390,000)
     Quarterly Financial Objectives (each quarter comprising a cash incentive target of $39,000, 60% dependent on revenue and 40% on EBTDA(1)):

	Goals (in thousands)		Performance (in thousands)		Incentive
Quarter ended	Revenue	EBTDA(1)	Revenue	EBTDA(1)	Payment
December 31, 2007	$46,795	$8,591	$44,574	$8,135	$31,247
March 31, 2008	48,430	8,835	43,070	6,957	0
June 30, 2008	51,869	10,780	44,619	7,542	0
September 30, 2008	55,347	12,736	46,260	6,295	0

Total incentive compensation attributable to achievement of quarterly financial objectives					$31,247

     Annual Financial Objectives (comprising a cash incentive target of $234,000, 40% dependent on revenue, 40% on EBTDA(1), and 20% on cash balance(2) at September 30, 2008):

Goals (in thousands)			Performance (in thousands)			Incentive
Revenue	EBTDA(1)	Cash Balance	Revenue	EBTDA(1)	Cash Balance(2)	Payment
$202,441	$40,942	$114,000	$178,523	$28,929	$111,043	$41,933

(1)	Earnings before taxes, depreciation and amortization.

(2)	Cash balance consists of cash and cash equivalents and marketable securities, including long-term marketable securities, adjusted for acquisitions, stock repurchases and additional indebtedness.
     REVENUES IN EXCESS OF ANNUAL REVENUE PLAN
     Another feature of Mr. Dunsmore’s cash incentive plan for fiscal 2008 was the possibility of an additional cash incentive payment ranging up to 50% of his annual base salary based upon a scale for the achievement of organic revenues of at least $204,465,410 and up to $242,929,200 or higher, with a further requirement for self-

funding through incremental profitability. As revenues did not exceed $204,465,410, no bonus was paid under this element of the fiscal 2008 cash incentive plan for Mr. Dunsmore.
     ACQUISITION INCENTIVE
     Another feature of Mr. Dunsmore’s compensation plan in fiscal 2008 was an additional potential incentive to reward the additional effort required for acquisitions. The program would have awarded a cash incentive payment ranging up to 75% of his annual base salary based on completed acquisitions meeting specific parameters for projected revenue and gross profit margin. We completed two acquisitions during fiscal 2008—one product based business and one service based business. To determine if any award was earned under this component, the projected annual revenue performance of the two businesses was first aggregated per the terms outlined for determination of an award for this component. The Compensation Committee then applied the gross profit margin multiplier for the product based acquisition and interpreted the corresponding gross profit margin multiplier range for the services based acquisition (based on projected annual EBTDA). This resulted in an award of 14% of annual base salary, or $54,600.
      Equity Incentive Compensation.
     Mr. Dunsmore received an option award in fiscal 2008 in the amount of 90,000 shares.
  Compensation of Chief Financial Officer and other Named Executives for fiscal 2008
     Base Salary
     For fiscal 2008, the Compensation Committee determined not to change the annual base salary or financial objectives cash incentive target for Mr. Krishnan from fiscal 2007, with each of these elements remaining at $241,500. For fiscal 2008, Mr. Kraft’s annual base salary was increased to $217,500 from $200,000 in fiscal 2007 and his financial objectives cash incentive target increased to $217,500 from $200,000 in fiscal 2007, and Mr. Young’s annual base salary was increased to $225,000 from $208,000 in fiscal 2007 and his financial objectives cash incentive target increased to $180,000 from $167,000 in fiscal 2007. Increases were approved taking into account the Pearl Meyer & Partners’ external competitive assessment, internal competitive assessment, and performance.
     Cash Incentive Compensation
     The cash incentive compensation of Messrs. Krishnan, Kraft and Young for fiscal 2008 was determined by achievement against performance objectives established at the beginning of the year.
     The goals, percentage weightings and performance against plan for Mr. Krishnan were identical to those of Mr. Dunsmore described above. Mr. Krishnan’s incentive payment for achievement of fiscal 2008 financial objectives was $45,315, which consisted of a $19,349 payment for quarterly financial objectives and $25,966 for annual cash balance objective.
     For fiscal 2008, Mr. Young had the same quarterly and annual revenue and EBTDA goals and performance against plan as Mr. Dunsmore, with different percentage weighting for annual goals:
     Quarterly Financial Objectives (each quarter comprising a cash incentive target of $18,000, 60% dependent on revenue and 40% on EBTDA).
     Annual Financial Objectives (comprising a cash incentive target of $108,000, 60% dependent on revenue and 40% on EBTDA).
     Mr. Young’s incentive payment for achievement of fiscal 2008 financial objectives was $14,422, which was all attributed to quarterly financial objectives.
     For fiscal 2008, Mr. Kraft had the same quarterly and annual revenue and EBTDA goals and performance against plan as Mr. Dunsmore with different percentage weightings, and an additional design win goal:
     Quarterly Financial Objectives (each quarter comprising a cash incentive target of $21,750, 60% dependent on revenue and 40% on EBTDA,
     Annual Financial Objectives (comprising a cash incentive target of $130,500, 50% dependent on revenue, 40% on EBTDA, and 10% based on achieving 165 or more design wins).

     Mr. Kraft’s incentive payment for achievement of fiscal 2008 financial objectives was $30,871, which consisted of a $17,426 payment for quarterly financial objectives and $13,445 for design win objective.
     Messrs. Krishnan, Kraft and Young also received the same acquisition incentive award of 14% of annual cash incentive target (14% of annual base salary for Krishnan and Kraft; 11.2% for Young). This resulted in a payment of $33,810 to Mr. Krishnan, $30,450 to Mr. Kraft and $25,200 to Mr. Young.
     Equity Incentive Compensation
     Messrs. Krishnan, Kraft and Young each received a stock option award as set forth in the table of Grants of Plan-Based Awards in Fiscal 2008 on page 23.
Compensation for the Named Executives in Fiscal 2009
  Chief Executive Officer compensation
     Overview.
     The combination of base salary and annual cash incentive compensation for financial objectives, if fully achieved, would put Mr. Dunsmore’s compensation at approximately the 75th percentile relative to the market as determined by the company’s annual competitive assessment, with even higher achievement possible based on revenues in excess of plan and acquisitions as discussed below.
     Base Salary.
     Mr. Dunsmore’s annual base salary for fiscal 2009 was set at $406,000, representing an increase of $16,000, or 4.1%, over his base salary for fiscal 2008.
     Cash Incentive Compensation.
     For fiscal 2009, Mr. Dunsmore’s annual cash incentive has been set at 100% of base salary, or $406,000 per the terms of his employment agreement. The cash incentive program has the same structure as fiscal 2008. This element of compensation will be determined by performance against his financial and strategic goals as follows:
     FINANCIAL OBJECTIVES (based on organic performance only; 80% minimum achievement; maximum payout potential $406,000)
     Sixty percent (60%) of Mr. Dunsmore’s financial objectives component is based on achievement of annual financial plan (40% based on revenue, 40% based on EBTDA(1) and 20% on cash balance(2) at September 30, 2009). The annual financial objectives for 2009 are:

Goals (in thousands)
Revenue	EBTDA(1)	Cash Balance(2)
$210,000	$33,568	$90,000

(1)	Earnings before taxes, depreciation and amortization.

(2)	Cash balance consists of cash and marketable securities, including long-term marketable securities, adjusted for acquisitions, stock repurchases and additional indebtedness.

     The remaining 40% of Mr. Dunsmore’s financial objectives component is based on achievement of quarterly financial objectives (60% based on revenue and 40% based on EBTDA(1)), or a cash incentive target of $40,600 per quarter. These quarterly objectives, approved by the Compensation Committee, are considered confidential commercial and financial data, the disclosure of which would result in competitive harm to the Company. The quarterly objectives were determined taking into account historical seasonal patterns in quarterly performance and were set to be comparable as to the degree of difficulty in achievement as the annual targets disclosed above.
     REVENUES IN EXCESS OF ANNUAL REVENUE PLAN
     Another feature of Mr. Dunsmore’s cash incentive plan for fiscal 2009 is the possibility of an additional bonus ranging from 2.5% up to 50% of his annual base salary based upon a scale for the achievement of organic revenues of at least $212,100,000 and up to $252,000,000 or higher, with a further requirement for self-funding through incremental profitability.
     ACQUISITION INCENTIVE
     As in fiscal 2008, another feature of Mr. Dunsmore’s compensation plan in fiscal 2009 is an additional potential incentive to reward the additional effort required for acquisitions. The program provides for a cash incentive payment ranging up to 75% of his annual base salary based on completed acquisitions meeting certain parameters described below. Projected EBTDA for service based acquisitions is a new element for fiscal 2009.

Acquisition Revenue Size
(Cumulative
for multiple acquisitions)(1)	Percent of Annual Base
(in millions)	Salary(2)
$10-20	10%
$20-30	20%
$30-50	25%
$50 or more	50%

(1)	Based on first full year projected revenue post acquisition, determined from time of acquisition forward.

(2)	The acquisition incentive, expressed as a percentage of the annual base salary, is subject to adjustment up or down based upon the first full year projected gross profit margin or EBTDA post acquisition (depending on the type of business acquired and calculated in accordance with generally accepted accounting principles consistently applied by Digi as defined above):

Gross Profit Margin	EBTDA
(product based	(service based
acquisitions)	acquisitions)	Multiplier
Below 50%	Below 15%	.5x
50% — 60%	15% — 25%	1.0x
60% — 70%	25% — 35%	1.2x
70%+	35%+	1.5x
     Equity Incentive Compensation.
     On November 25, 2008, Mr. Dunsmore was awarded an option to purchase 150,000 shares. The award size was determined after consideration of market median equity compensation as presented in the company’s competitive assessment, described above; a review of Black Scholes valuation models that supported decisions on a specific range of shares to consider; past performance; potential future contributions; historic practices; and Compensation Committee discretion.

  Compensation of Chief Financial Officer and other Named Executives for fiscal 2009
     Base Salary
     For fiscal 2009, the Compensation Committee determined to pay Mr. Krishnan a $10,000 lump sum but not to otherwise change the annual base salary or financial objectives cash incentive target for Mr. Krishnan, with each of these elements remaining at $241,500. For fiscal 2009, Mr. Kraft’s annual base salary was increased to $226,500, and his financial objectives cash incentive target was increased to $226,500. For fiscal 2009 the Compensation Committee increased Mr. Young’s annual base salary to $234,000, and his financial objectives cash incentive target was increased to $187,500.
     Cash Incentive Compensation
     The cash incentive compensation of Messrs. Krishnan, Kraft and Young for fiscal 2009 will again be determined by achievement against performance objectives established at the beginning of the year. There is a minimum achievement of 80% required for payout.
     Mr. Krishnan has identical goals and percentage weightings as those of Mr. Dunsmore described above.
     Mr. Young has the same quarterly and annual revenue and EBTDA goals as Mr. Dunsmore, with different percentage weighting for annual goals:
     Quarterly Financial Objectives (each quarter comprising a cash incentive target of $18,750, 60% dependent on revenue and 40% on EBTDA).
     Annual Financial Objectives (comprising a cash incentive target of $112,500, 60% dependent on revenue and 40% on EBTDA).
     Mr. Kraft has the same quarterly and annual revenue and EBTDA goals and performance against plan as Mr. Dunsmore, with different percentage weightings and an additional design win goal:
     Quarterly Financial Objectives (each quarter comprising a cash incentive target of $22,650, 60% dependent on revenue and 40% on EBTDA).
     Annual Financial Objectives (comprising a cash incentive target of $135,900, 50% dependent on revenue, 40% on EBTDA, and 10% based on 180 or more design wins).
     Messrs. Krishnan, Kraft and Young are entitled to additional cash incentive payments, if earned, based on the achievement of revenues in excess of plan and completed acquisitions, based on the same conditions described above for Mr. Dunsmore, in each case up to 75% of such officer’s annual base salary (60% for Mr. Young), or greater in the case of the acquisition incentive, if the gross profit margin or EBTDA multiplier described above applies.
     Equity Incentive Compensation
     Messrs. Krishnan, Kraft and Young each received a stock option award on November 25, 2008 for 45,000, shares, 50,000 shares and 50,000 shares, respectively. The award size was determined after consideration of market median equity compensation as presented in the company’s competitive assessment, described above; a review of Black Scholes valuation models that supported decisions on a specific range of shares to consider; past performance; potential future contributions to the business; historic practices; and Compensation Committee discretion. The option awards to Messrs. Krishnan, Kraft and Young in November 2008 also provide for accelerated vesting upon a change in control.
  Employment Agreements and Change in Control Provisions
     As discussed in greater detail under “Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements” on page 25, Digi and our Chief Executive Officer, Mr. Dunsmore, are parties to an employment agreement. That agreement provides that, if we terminate Mr. Dunsmore’s employment without cause: (1) he will receive a lump sum equal to one year’s base salary and commencing 12 months after termination, he will receive base salary payments for an additional year (for a total of two years); and (2) in addition to the base salary continuation for two years, Mr. Dunsmore will receive a pro rata bonus based on the number of months that he was employed by us during the year in which his employment was terminated and our actual performance against the annual objectives set by the Committee. Mr. Dunsmore’s stock options vest upon a change in control of our company.
     We also have severance agreements with our other Named Executives. See “Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements” on page 25-26. Each of these three Named Executives have a letter agreement that provides that if his employment is terminated by us without cause at any time, he will be entitled to receive severance equal to one year’s base salary and a bonus (if earned) that will be based on the number of months of service during the fiscal year and our actual financial performance against plan as determined through their annual incentive compensation plan.
     Mr. Krishnan’s stock options vest upon a change in control of our company, and the options granted to Messrs. Young and Kraft on November 27, 2007 and November 25, 2008 also vest upon a change in control of our company.
  Accounting and Tax Impacts of Executive Compensation
     Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility.
     Our Compensation Committee considers our ability to fully deduct compensation in accordance with the one million dollar limitations of Section 162(m) in structuring our compensation programs. However, the Compensation Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of us and our shareholders.
     None of our executives has ever been compensated in a manner that would be non-deductible under Section 162(m), although for fiscal 2008 and 2009 the Compensation Committee established performance-based goals for our Chief Executive Officer which, if achieved, would result in annual base salary and other cash compensation exceeding the one million dollar deductible maximum.
  Director Compensation
     As discussed in greater detail on page 27 under the caption “Compensation of Directors,” Digi’s non-employee directors who beneficially own not more than 5% of our common stock are compensated for a year of board service from one annual meeting of stockholders to the next. Per the terms of its equity compensation plan, the Digi International Inc. 2000 Omnibus Stock Plan, the Compensation Committee has discretion in awarding of all stock options to non-employee directors.
          In January 2008, in the exercise of its discretion, the Committee awarded annual option awards to non-employee directors per the compensation plan for non-employee directors, as modified in January of 2008. Options awarded become fully vested after one year. Other than in the case of an outside director who is elected at other than an annual meeting, options are awarded to directors at a regularly scheduled meeting of the Compensation Committee in January following the annual meeting of stockholders and the public announcement of first quarter financial results. The Committee presently expects to continue to make a one-time stock option award to any newly elected director, as well as to continue to compensate newly elected directors ratably for service during any stub term.
     In January 2008, the compensation plan for directors was modified after consideration of a study of director compensation with the assistance of Pearl Meyer & Partners, the Committee’s independent compensation consultant. The modified compensation plan provides non-employee directors with a non-elective combination of cash and options having a targeted aggregate value ranging from approximately $90,000 to $120,000 per director depending upon committee service. According to the Pearl Meyer & Partners’ study, compensation at this level will put Digi within the 50th to 65th percentile relative to its peer group (described above) in total direct compensation. Total direct compensation will consist of:
•	An annual cash retainer for each non-employee director of $25,000.

•	An annual option award for each non-employee director with a current value of $80,000. The actual number of shares will be determined as of date of grant by dividing the option award value of

$80,000 by the Black-Scholes valuation per share (utilizing the company’s current model for determination of the value per share as of the date of grant).

•	An annual cash fee for the Audit Committee Chair of $10,000, with an annual cash fee for Audit Committee members of $5,000.

•	An annual cash fee for the Compensation Committee Chair of $7,500, with an annual cash fee for Compensation Committee members of $3,750.

•	An annual cash fee for the Nominating Committee Chair of $5,000, with an annual cash fee for Nominating Committee members of $2,500.
     The compensation plan for non-employee directors was also modified in January 2008 to change the initial grant of a non-elective option for 7,500 shares to a newly elected non-employee director to an option award amount with a valuation of $100,000. The actual number of shares will be determined as of date of grant by dividing the option award value of $100,000 by the Black Scholes valuation per share (using the company’s current model for determination of the value per share as of the date of grant). This modification was made to align our awards with those of our peer group as the Pearl Meyer & Partners’ study indicated that our prior option practice produced a valuation substantially below the median of our peer group. This conclusion was based upon the valuation of option awards in the peer group as determined by the Black-Scholes method.
Report of the Compensation Committee
     The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in Digi’s Annual Report on Form 10-K for the year ended September 30, 2008 and Digi’s 2008 proxy statement. This report is provided by the following independent directors, who comprise the Committee:
Kenneth E. Millard (Chairman)
Guy C. Jackson
Bradley J. Williams

Summary Compensation Table
     The following Summary Compensation Table contains information concerning annual and long-term compensation provided to the individuals who served as Chief Executive Officer and Chief Financial Officer and our other two executive officers (whom we have referred to elsewhere and here as the “Named Executives”) during the past two fiscal years.
Summary Compensation Table

				Non-Equity
				Incentive	All Other
			Option	Plan	Compen-
		Salary	Awards	Compensa-	sation
Name and Principal Position	Year	($)(1)	($) (2)	tion ($) (3)	($) (4)	Total ($)
Joseph T. Dunsmore Chairman of the Board, President	2008	$390,000	$362,425	$127,780	$9,543	$889,748
and Chief Executive Officer	2007	$375,000	$252,046	$343,995	$9,232	$980,273
Subramanian Krishnan Senior Vice President, Chief	2008	$241,500	$241,543	$79,125	$8,840	$571,008
Financial Officer and Treasurer	2007	$241,500	$193,011	$221,533	$9,645	$665,689
Larry A. Kraft Senior Vice President of Sales and	2008	$217,500	$219,514	$61,322	$8,256	$506,592
Marketing	2007	$199,712	$173,461	$180,647	$9,185	$562,405
Joel K. Young Senior Vice President of Research	2008	$225,000	$193,588	$39,622	$8,436	$466,646
and Development, and Chief	2007	$207,771	$134,993	$149,803	$9,511	$502,078
Technical Officer

(1)	The “Salary” column presents the base salary earned during the fiscal year, including any amounts contributed by the Named Executives to our 401(k) plan.

(2)	The “Option Awards” column presents the dollar amount of compensation expense (without any reduction for forfeiture assumptions related to service-based vesting conditions) recognized by us for financial reporting purposes during fiscal 2007 and fiscal 2008 in connection with all outstanding grants of options (including grants made prior to fiscal 2007 and fiscal 2008) to each of the Named Executives. We calculated these amounts in accordance with SFAS 123R based on the grant date fair value of the awards using the valuation assumptions set forth in Note 9 to our fiscal 2008 audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive.

(3)	The “Non-Equity Incentive Plan Compensation” column presents cash bonuses earned during fiscal 2007 and fiscal 2008 under our annual incentive plan.

(4)	Amounts shown in the “All Other Compensation” column include the following:

		Digi	Value of Supplemental
		Contribution to	Life Insurance
Name	Year	401(k) Plan	Premiums	Total
Joseph T. Dunsmore	2008	$9,058	$485	$9,543
	2007	$8,747	$485	$9,232
Subramanian Krishnan	2008	$7,845	$995	$8,840
	2007	$8,650	$995	$9,645
Larry A. Kraft	2008	$8,016	$240	$8,256
	2007	$8,945	$240	$9,185
Joel K. Young	2008	$8,146	$290	$8,436
	2007	$9,221	$290	$9,511

*	In addition to the amounts set forth above, our named executive officers received perquisites for which there was no incremental cost to our company. These perquisites include use of company tickets to certain entertainment events.
Grants of Plan-Based Awards
     For services during fiscal 2008, the Named Executives received two types of plan-based awards: (i) cash awards under the annual incentive plan, and (ii) non-qualified stock option awards granted on November 25, 2008. Each stock option vests as to 25% of the shares subject to the option one year after the date of grant and in 36 monthly installments thereafter as to the rest of the shares, has a ten year term, and has an exercise price equal to the closing price of a share of our common stock on the date of grant. The annual incentive plan is described on pages 13 through 14 in the “Compensation Discussion and Analysis.”
Grants of Plan-Based Awards in Fiscal 2008

					All Other
					Option
					Awards:
					Number of	Exercise or	Grant Date
		Estimated Future Payouts Under			Securities	Base Price	Fair Value
		Non-Equity Incentive Plan Awards			Underlying	of Option	of Option
	Grant	(1)			Options	Awards	Awards
Name	Date	Threshold	Target	Maximum	(#)	($/Sh) (2)	(3)
Joseph T. Dunsmore	11/27/07	$234,000	$390,000	$877,500	90,000	$15.23	$599,112

Subramanian Krishnan	11/27/07	$144,900	$241,500	$543,375	30,000	$15.23	$199,704

Larry A. Kraft	11/27/07	$130,500	$217,500	$489,375	35,000	$15.23	$232,988

Joel K. Young	11/27/07	$108,000	$180,000	$405,000	35,000	$15.23	$232,988

(1)	These columns present possible payments under the annual incentive plan for fiscal 2008. See the Summary Compensation Table for Fiscal 2008 (under the column “Non-Equity Incentive Plan Compensation”) for the actual amount paid to each Named Executive under the fiscal 2008 annual incentive plan. Threshold refers to the minimum amount payable if all three of the annual incentive plan components performed at the minimum threshold level required to earn any incentive. Target refers to the amount payable under the three components if specified targets are reached. Maximum refers to the maximum payout possible under the plan.

(2)	The exercise price for the options granted was the closing price of our common stock on the Nasdaq Global Select Market on November 27, 2007, the date the options were granted.

(3)	This column shows the full grant date fair value under SFAS 123R of the stock options granted to the Named Executives in fiscal 2008 (without any reduction for forfeiture assumptions related to service-based vesting conditions).
Outstanding Equity Awards at Fiscal 2008 Year-End
     The table below provides information on each Named Officer’s outstanding equity awards as of September 30, 2008. The equity awards consist solely of stock options.

Outstanding Equity Awards at Fiscal 2008 Year-End

	Option Awards
			Number of
		Number of	Securities
		Securities	Underlying
		Underlying	Unexercised
		Unexercised	Options
		Options	(#)	Option Exercise
		(#)	Unexercisable	Price	Option
Name	Grant Date	Exercisable	(1)	($)	Expiration Date
Joseph T. Dunsmore	11/27/07	—	90,000	$15.23	11/27/17
	9/27/05	60,000	20,000	10.44	9/27/15
	9/7/04	80,000	—	10.78	9/7/14
	11/5/03	60,000	—	9.65	11/5/13
	10/10/00	100,000	—	7.00	10/10/10
	10/25/99	240,000	—	12.00	10/25/09

Total		540,000	110,000

Subramanian Krishnan	11/27/07	—	30,000	$15.23	11/27/17
	11/27/06	18,333	21,667	13.41	11/27/16
	9/27/05	37,500	12,500	10.44	9/27/15
	9/7/04	40,000	—	10.78	9/7/14
	11/5/03	35,000	—	9.65	11/5/13
	11/6/02	20,000	—	2.40	11/6/12
	9/28/01	20,000	—	5.20	9/28/11
	4/27/00	85,000	—	5.75	4/27/10
	11/10/99	25,000	—	14.63	11/10/09
	1/11/99	30,062	—	10.00	1/11/09

Total		310,895	64,167

Larry A. Kraft	11/27/07	—	35,000	$15.23	11/27/17
	11/27/06	16,042	18,958	13.41	11/27/16
	11/28/05	24,792	10,208	12.73	11/28/15
	11/22/04	28,750	1,250	14.74	11/22/14
	11/5/03	14,000	—	9.65	11/5/13
	2/13/03	50,000	—	3.20	2/13/13

Total		133,584	65,416

Joel K. Young	11/27/07	—	35,000	$15.23	11/27/17
	11/27/06	16,042	18,958	13.41	11/27/16
	11/28/05	17,708	7,292	12.73	11/28/15
	11/22/04	23,958	1,042	14.74	11/22/14
	11/5/03	20,000	—	9.65	11/5/13
	11/6/02	18,000	—	2.40	11/6/12
	9/28/01	40,000	—	5.20	9/28/11
	7/5/00	50,000	—	7.25	7/5/10

Total		185,708	62,292

(1)	All options vest as to 25% of the shares one year after the date of grant and in 36 equal monthly installments thereafter as to the rest of the shares.

Options Exercised and Stock Vested During Fiscal 2008
     The table below provides information regarding stock option exercises by the Named Officers during the fiscal year ended September 30, 2008. None of the Named Officers had any other form of stock award that vested during the most recent fiscal year.
Option Exercises and Stock Vested During Fiscal 2008

Option Awards
	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($) (1)
Joseph T. Dunsmore	—	—
Subramanian Krishnan	35,000	$104,698
Larry A. Kraft	—	—
Joel K. Young	—	—

(1)	Represents the difference between the market value of the shares acquired upon exercise and the aggregate exercise price of the shares acquired.
Employment Contracts; Severance; Termination of Employment and Change-in-Control Arrangements
     Joseph T. Dunsmore. We and Mr. Dunsmore are parties to an employment agreement dated September 27, 2006, which set the minimum level of Mr. Dunsmore’s base salary at $375,000 and provides that if we terminate Mr. Dunsmore’s employment without cause he will receive: (1) his base salary for two years; and (2) a pro rata bonus based on the number of months that he was employed by us during the year in which his employment was terminated and our actual performance against the annual objectives set by the Committee.
     The employment agreement also provides that the Committee will review Mr. Dunsmore’s base salary annually and may, in its sole discretion, increase it to reflect performance and other factors. Under the employment agreement, Mr. Dunsmore is entitled to a cash bonus equal to 100% of his base salary, provided that the objectives set by the Committee are met. If some or all of the objectives are not met for a fiscal year, then the Committee shall determine in its discretion what portion of the target bonus amount, if any, will be paid to Mr. Dunsmore. If the objectives set by the Committee for a cash performance bonus are exceeded for a fiscal year, the Committee may, in its discretion, award Mr. Dunsmore a bonus in addition to any other bonus to which he is otherwise entitled.
     The employment agreement also provides that Mr. Dunsmore is entitled to the benefits and perquisites which we generally provide to our other employees under our applicable plans and policies. The vesting of stock options awarded to Mr. Dunsmore accelerates upon a change-in-control of our company.
     Subramanian Krishnan. We and Mr. Krishnan are parties to a letter agreement dated March 26, 1999, as amended, which provides that if Mr. Krishnan’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to one year’s base salary and a bonus (if earned) that will be prorated for the portion of the fiscal year through the termination date. The vesting of stock options awarded to Mr. Krishnan accelerates upon a change-in-control of our company.
     Lawrence A. Kraft. We and Mr. Kraft are parties to a letter agreement dated July 30, 2007. Under this agreement, if Mr. Kraft’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to twelve months’ base salary and a prorated bonus based on the number of months worked during the year in which his employment was terminated, and our achievement of target goals at the time of the termination. Stock options awarded to Mr. Kraft vest upon his termination of employment due to death or disability. Since November 2007, the vesting of stock options awarded to Mr. Kraft accelerates upon a change-in-control of our company.
     Joel K. Young. We and Mr. Young are parties to a letter agreement dated July 30, 2007. The letter agreement provides that if Mr. Young’s employment is terminated by us without cause at any time, he will be entitled to receive severance equal to twelve months’ base salary and a prorated bonus based on the number of months worked during the year in which his employment was terminated, and our achievement of target goals at the time of the termination. Stock options awarded to Mr. Young vest upon his termination of employment due to death or disability. Since November 2007, the vesting of stock options awarded to Mr. Young accelerates upon a change-in-control of our company.

     Potential Payments Upon Termination or Change in Control
     The table that follows provides the estimated payments and benefits that would be provided to our Named Executives or their beneficiaries under the employment agreements and equity compensation plans described above under various scenarios involving a termination of employment and/or a change in control, and assuming that the event(s) occurred on September 30, 2008. For these purposes, “cause” generally refers to acts by an executive that result in a felony conviction, willful non-performance of material employment duties, or willfully engaging in fraud or gross misconduct that is materially detrimental to our financial interests.

		Death, Disability or
	Involuntary Termination	Change in Control
Compensation Element	Without Cause	(Single Trigger) (1)
Severance (2)
Joseph T. Dunsmore	$780,000	—
Subramanian Krishnan	241,500	—
Larry A. Kraft	217,500	—
Joel K. Young	225,000	—
Pro Rata Bonus (3)
Joseph T. Dunsmore	$127,780	—
Subramanian Krishnan	79,125	—
Larry A. Kraft	61,322	—
Joel K. Young	39,622	—
Accelerated Stock Options (4)
Joseph T. Dunsmore	$0	$0
Subramanian Krishnan	0	0
Larry A. Kraft	0	0
Joel K. Young	0	0
Total
Joseph T. Dunsmore	$907,780	$0
Subramanian Krishnan	320,625	0
Larry A. Kraft	278,822	0
Joel K. Young	264,622	0

(1)	Situation in which there is a change in control but the individual continues in his job.

(2)	Severance arrangements generally provide Mr. Dunsmore with two years of base salary, and the other Named Executives with one year of base salary.

(3)	Pro rata bonus is based on the number of months that the individual was employed during the year in which his employment was terminated and our actual performance against the annual objectives set by the Committee. For purposes of this presentation, since the assumed date of termination was September 30, 2008, the bonus amount shown is the actual cash incentive earned for all of fiscal 2008.

(4)	Amounts represent the intrinsic value of stock option awards as of September 30, 2008 for which the vesting was accelerated. The value entered is based on the difference between $10.20, the closing price of our Common Stock on September 28, 2008, the last trading day of the fiscal year, and the option exercise price.

COMPENSATION OF DIRECTORS
     Directors who are employees and non-employee directors who beneficially own more than 5% of our outstanding Common Stock serve without receiving compensation for service as a director. Concurrently with each Annual Meeting of Stockholders, the Compensation Committee sets the compensation of outside directors for the next year of Board service. In January 2008, the Committee compensated non-employee directors with a non-elective combination of cash and options having a value ranging from approximately $90,000 to $120,000 per director depending on committee service. Total direct compensation consists of approximately one-quarter to one-third in cash and the remainder in stock options with an exercise price equal to the closing sale price on the date of grant, valued according to the Black-Scholes method. The following table describes the compensation arrangements with our non-employee directors during fiscal 2008.

Compensation Element	Amount Payable ($)
Annual Cash Retainers (1)
• Board Member	$ 25,000

• Audit Committee Chair	10,000

• Compensation Committee Chair	7,500

• Nominating Committee Chair	5,000

• Audit Committee Member	5,000

• Compensation Committee Member	3,750

• Nominating Committee Member	2,500

Annual Stock Option Award (2)	$ 80,000	(2)
New Director Stock Option Award (3)	$ 100,000	(3)

(1)	Retainers are paid in quarterly installments each representing 25% of total annual retainer amount.

(2)	An annual stock option award is provided to each non-employee director on the date he is elected or re-elected to the Board at the annual meeting of stockholders. A director who is first elected to the Board between annual meetings of shareholders receives an option covering a prorated number of shares. The amount indicated in the table represents the valuation of the option award as of the date of the grant. The actual number of shares is determined by dividing the valuation amount by the Black-Scholes value per share as of the date of the grant.

(3)	A one-time stock option award received by each director elected for the first time to the Board. The amount indicated in the table represents the valuation of the option award as of the date of grant. The actual number of shares is determined by dividing the valuation amount by the Black-Scholes value per share as of the date of the grant.

     The following table summarizes compensation provided to each non-employee director for services provided during fiscal year 2008.
Director Compensation for Fiscal 2008

	Fees Earned or
	Paid in	Option Awards	Total
Name	Cash ($)	($) (1)	($)
Guy C. Jackson	$38,750	$83,863	$122,613
Kenneth E. Millard	37,500	80,803	118,303
Ahmed Nawaz	27,500	104,806	132,306
William N. Priesmeyer	32,500	80,123	112,623
Bradley J. Williams	33,750	77,742	111,492

(1)	The amounts shown in the “Option Awards” column represent the dollar amount of compensation expense (without any reduction for forfeiture assumptions related to service-based vesting conditions) recognized by us for financial reporting purposes during fiscal 2008 in connection with all outstanding grants of options (including grants made prior to fiscal 2008) to each non-employee director. These amounts, and the grant date fair values shown in the table below, were calculated in accordance with SFAS 123R based on the grant date fair value of the awards using the valuation assumptions set forth in Note 9 to our fiscal 2008 audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. Information regarding the stock option awards made to the non-employee directors during fiscal 2008, and their aggregate option awards outstanding at September 30, 2008, is contained in the following table:

		Number of
		Shares		Grant Date	Total Number of
		Underlying	Option	Fair Value of	Shares Underlying
	Grant	Option Award	Exercise	Option Award	Options at 9/30/08
Name	Date	(#)	Price ($)	($)	(#)
Guy C. Jackson	1/28/08	15,818	12.05	79,947	96,318
Kenneth E. Millard	1/28/08	15,818	12.05	79,947	37,818
Ahmed Nawaz	1/28/08	15,818	12.05	79,947	40,652
William N. Priesmeyer	1/28/08	15,818	12.05	79,947	52,568
Bradley J. Williams	1/28/08	15,818	12.05	79,947	80,818
     Stock Option Awards. All options granted to non-employee directors have an exercise price equal to the fair market value of our Common Stock on the date of grant.
RELATED PERSON TRANSACTION APPROVAL POLICY
     On April 24, 2007, our Board of Directors adopted a written policy (the “Related Person Transaction Approval Policy”) regarding transactions with any “Related Person,” which is defined to include any of our directors or nominees for directors, executive officers and greater than five percent shareholders and any of their respective immediate family members. In accordance with the policy, the Audit Committee is responsible for the review and approval or ratification of all transactions with Related Persons that are required to be disclosed under the rules of the Securities and Exchange Commission.
     The Related Person Transaction Approval Policy covers “Related Person Transactions” (as defined below) between us and any Related Person. Related Person Transactions include any transactions, arrangements or relationships involving the payment of money or other value involving us and in which a Related Person has a direct or indirect interest. A Related Person Transaction does not include:

•	payments of compensation to Related Persons for the Related Person’s service to us as a director, officer or employee;

•	transactions available to all employees or all shareholders on the same terms; or

•	transactions, which when aggregated with the amount of all other transactions between us and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.
     The Audit Committee must approve a Related Person Transaction prior to commencement of the transaction, except where the transaction is identified after it has commenced or first becomes a Related Person Transaction, in which case the Related Person Transaction will be brought before the Audit Committee for ratification. Our executives are responsible for disclosing all material information related to any Related Person Transaction to the Audit Committee prior to entering into the transaction. The Audit Committee Chairperson has been granted the authority to approve transactions that arise between Audit Committee meetings provided that any actions taken by the Chairperson pursuant to such authority must be reported to the Audit Committee at its next regularly scheduled meeting.
     While the Audit Committee is permitted to use any factors it deems appropriate in determining whether to approve a Related Person Transaction, the Related Person Transaction Approval Policy requires the Audit Committee, at a minimum, to consider:
•	the fairness of the terms to us;

•	materiality of the transaction to us;

•	the role of the Related Person in arranging the Related Person Transaction;

•	the structure of the Related Person Transaction; and

•	the interests of all Related Persons in the Related Person Transaction.
The Audit Committee will only approve a Related Person Transaction if the Committee determines it is beneficial and fair to us.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the 1934 Act requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the SEC. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) filing requirements were met for the fiscal year ended September 30, 2008, except that the following late report was filed:
•	a Form 4 filing made on June 6, 2008 on behalf of William N. Priesmeyer to report shares acquired on May 30, 2008.
RELATIONSHIP WITH AND APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, or one of its predecessors, has been the independent registered public accounting firm for us since 1986. The Audit Committee has again selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2009, subject to ratification by the stockholders. While it is not required to do so, the Audit Committee is submitting the selection of that firm for ratification in order to ascertain the view of the stockholders. If the selection is not ratified, the Audit Committee will reconsider its selection.
     A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.
ADDITIONAL MATTERS
     Our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, including financial statements, is being mailed with this Proxy Statement.

     As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the annual meeting other than those referred to herein. If any other matters properly come before the annual meeting calling for a vote of stockholders, it is intended that the shares represented by the proxies solicited by the Board of Directors will be voted by the persons named therein in accordance with their best judgment.
By Order of the Board of Directors,
James E. Nicholson
Secretary
Dated: December 5, 2008

DIGI INTERNATIONAL INC. 11001 Bren Road East Minnetonka, Minnesota 55343
Annual Meeting of Stockholders
Monday, January 26, 2009
3:30 p.m.
Minneapolis Marriott Southwest
5801 Opus Parkway
Minnetonka, Minnesota
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DIGI INTERNATIONAL INC. 11001 Bren Road East Minnetonka, Minnesota 55343	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON JANUARY 26, 2009
The undersigned hereby appoints Joseph T. Dunsmore and Subramanian Krishnan, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes such Proxies to represent and to vote, as designated on the reverse, all the shares of Common Stock of Digi International Inc. held of record by the undersigned at the close of business on November 28, 2008, at the Annual Meeting of Stockholders to be held on January 26, 2009, or any adjournment thereof.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
See reverse for voting instructions.

Company #

There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 23, 2009.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.
VOTE BY INTERNET — http://www.eproxy.com/dgii/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 23, 2009.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Digi International Inc., c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873.
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1.	Election of Directors:	01 Kenneth E. Millard 02 William N. Priesmeyer	☐	FOR nominees listed (except as indicated)	☐	WITHHOLD AUTHORITY to vote for the nominees
Messrs. Millard and Priesmeyer will be elected for a term of three years.						listed

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the 2009 fiscal year.	☐	For	☐	Against	☐	Abstain
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IN CASE ANY NOMINEE IS NOT A CANDIDATE FOR ANY REASON, THE PROXIES MAY VOTE FOR A SUBSTITUTE NOMINEE SELECTED BY THE NOMINATING AND GOVERNANCE COMMITTEE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

Please sign your name exactly as it appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.